EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                                           August 6, 2015

TANDY LEATHER FACTORY REPORTS 2nd QUARTER 2015 EARNINGS DOWN 15%
Revises 2015 Guidance Due to Foreign Currency Headwinds and Supply Issues

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the second quarter of 2015.  Consolidated net income for the quarter ended June 30, 2015 was $1.5 million compared to consolidated net income of $1.8 million for the second quarter of 2014, a decrease of 15%.  Fully diluted earnings per share for the quarter were $0.15, compared to $0.17 in the second quarter of last year.  Total sales for the quarter ended June 30, 2014 were $19.8 million, up 0.4% from $19.7 million in the second quarter last year.

Consolidated sales for the six months ended June 30, 2015 were $40.6 million, up 3% from 2014’s first half sales of $39.5 million.  Consolidated net income for the first half of 2015 was down 18% to $3.0 million or $0.29 per fully-diluted share versus $3.6 million or $0.35 per fully-diluted share in the comparable period last year.

Sales in the Retail Leathercraft segment, which consists of the Tandy Leather stores, increased $331,000 in the second quarter, a 3% improvement over last year's second quarter.  Eighty-two stores comprised Tandy Leather's operations on June 30, 2015.  For the first six months of 2014, Retail Leathercraft’s sales increased $1.5 million, or 6%, over the first six months of 2014.  Second quarter sales for the Wholesale Leathercraft segment, which consists of the Leather Factory stores, were down 1%, or $63,000, from the same quarter last year.  For the first six months of 2015, Wholesale Leathercraft’s sales were down $162,000, or 1%, compared to the same period in 2014.  International Leathercraft, consisting of three stores located in the United Kingdom, Spain and Australia, reported a sales decrease of 19%, or $198,000, compared to the second quarter of 2014.  For the year, International Leathercraft’s sales were down 14%, or $302,000, over the same period last year.

Consolidated gross profit margin for the current quarter was 64.8%, compared to 64.9% for the second quarter of 2014.  For the first two quarters of this year, consolidated gross profit margin was 62.6%, decreasing from last year's gross profit margin of 64.5%.  Consolidated operating expenses rose approximately 4% for both the quarter and the year, or $357,000 in the current quarter and $802,000 for the first six months over the same periods a year ago.  For the second quarter, the significant increases in expenses occurred in employee compensation, depreciation, legal fees, and outside services.  For the year, expenses increases occurred in employee compensation and benefits, depreciation, advertising and marketing, relocation expenses, and store rent.  As a percentage of sales, consolidated operating margin declined for the quarter to 11.8% compared to 13.5% last year’s second quarter.  On a year-to-date basis, consolidated operating margin decreased from 14.2% last year to 11.6% in the current year.

Jon Thompson, Chief Executive Officer and President, commented, “We are disappointed with our second quarter results, although there were some improvements from the first quarter.  Our gross profit margin matched that of last year’s second quarter as the majority of the delivery issues we dealt with earlier this year have been resolved, albeit late in the second quarter.  While our June sales were good, the first two months of the quarter were extremely weak, which explains the flat sales for the quarter.  Looking at the last half of the year, the comps are tough, given the inventory levels we were carrying last year.  Those special opportunity purchases of leather that are instrumental to supporting sales and margins were in abundance last year compared to this year.  Unless that changes soon, we are going to have a tough time matching last year’s sales.  The difficulty is that we can’t predict when those purchases might present themselves so we have to plan like they won’t.”

Shannon L. Greene, Chief Financial Officer, added, “Operating expenses are increasing faster than sales and we will be focusing on expense control through the last half of the year.  However, the significant expense increases are in employee compensation and benefits, primarily at the stores due to increased headcount, advertising and marketing, and store rents and utilities, which is the result of the store relocations into larger space.  We believe those expenses contribute to an improved customer experience so it would be difficult to trim them back without a negative impact on our customers. As was the case in the first quarter, the foreign currency exchange rates continue to affect us negatively.  If the exchange rates this year had matched last year’s rates, our International Leathercraft segment would be reporting flat sales this year, rather than a 14% decline.  Unfortunately, we don’t expect the rates to turn around any time soon so the negative impact will continue for the remainder of the year.”

Financial Outlook:

The following statements are based on TLF's current expectations as of August 6, 2015.  These statements are forward-looking statements and should be read in conjunction with the cautionary information about these statements that appears below.

The Company expects to open 1-2 stores in 2015.  Estimated consolidated net sales for 2015 will be in the range of $83-$84 million.  EPS for 2015 are expected to be in the range of $0.60 to $0.63.  Average shares outstanding, both basic and diluted, in 2015 are estimated to be approximately 10.2 million.  The Company assumes an effective tax rate for the year between 35% and 36%.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 28 Leather Factory stores, located in 19 states and 3 Canadian provinces, 82 Tandy Leather retail stores, located in 37 states and 6 Canadian provinces, and three combination wholesale/retail stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or shannon.greene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:

	Quarter Ended 06/30/15		Quarter Ended 06/30/14
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$6,394,278	$968,552	$6,457,467	$1,106,942
Retail Leathercraft	112,532,411	1,336,669	12,201,624	1,427,913
International Leathercraft	846,839	28,621	1,044,516	121,422
Total Operations	$19,773,528	$2,333,842	$19,703,607	$2,656,277

	Six Months Ended 06/30/15		Six Months Ended 06/30/14
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$13,119,582	$1,920,407	$13,281,435	$2,479,579
Retail Leathercraft	25,641,824	2,740,121	24,157,978	2,900,616
International Leathercraft	1,800,886	62,195	2,102,660	242,745
Total Operations	$40,562,292	$4,722,723	$39,542,073	$5,622,940

Wholesale Leathercraft	Quarter Ended 06/30/15		Quarter Ended 06/30/14
	# of stores	Sales	# of stores	Sales
Same store sales	28	$6,394,278	28	$6,333,373
Closed store sales	-	-	1	118,291
National account group	n/a	-	n/a	5,803
Total Sales – Wholesale Leathercraft	28	$6,394,278	29	$6,457,467

Wholesale Leathercraft	Six Months Ended 06/30/15		Six Months Ended 06/30/14
	# of stores	Sales	# of stores	Sales
Same store sales	28	$13,119,582	28	$12,686,904
Closed store sales	-	-	1	245,881
National account group	n/a	-	n/a	348,650
Total Sales – Wholesale Leathercraft	28	$13,119,582	29	$13,281,435

Retail Leathercraft	Quarter Ended 06/30/15		Quarter Ended 06/30/14
	# of stores	Sales	# of stores	Sales
Same store sales	80	$12,336,098	80	$12,201,624
New store sales	2	196,313	-	-
Total Sales – Retail Leathercraft	82	$12,532,411	80	$12,201,624

Retail Leathercraft	Six Months Ended 06/30/15		Six Months Ended 06/30/14
	# of stores	Sales	# of stores	Sales
Same store sales	79	$25,047,620	79	$24,037,433
New store sales	3	594,204	1	120,545
Total Sales – Retail Leathercraft	82	$25,641,824	80	$24,157,978

International Leathercraft	Quarter Ended 06/30/15		Quarter Ended 06/30/14
	# of stores	Sales	# of stores	Sales
Same store sales	3	$846,839	3	$1,044,516
New store sales	-	-	-	-
Total Sales – Intl Leathercraft	3	$846,839	3	$1,044,516

International Leathercraft	Six Months Ended 06/30/15		Six Months Ended 06/30/14
	# of stores	Sales	# of stores	Sales
Same store sales	3	$1,800,886	3	$2,102,660
New store sales	-	-	-	-
Total Sales – Intl Leathercraft	3	$1,800,886	3	$2,102,660

Tandy Leather Factory, Inc.
Consolidated Balance Sheets

	June 30, 2015 (unaudited)	December 31, 2014 (audited)
ASSETS
CURRENT ASSETS:
Cash	$10,867,362	$10,636,530
Accounts receivable-trade, net of allowance for doubtful accounts
of $2,060 and $395 in 2015 and 2014, respectively	758,894	625,054
Inventory	32,810,251	32,875,492
Prepaid income taxes	623,815	336,828
Deferred income taxes	312,943	371,491
Prepaid expenses	1,347,391	1,348,652
Other current assets	121,055	157,758
Total current assets	46,841,711	46,351,805

PROPERTY AND EQUIPMENT, at cost	23,042,912	22,199,943
Less accumulated depreciation and amortization	(7,641,889)	(7,037,665)
	15,401,023	15,162,278

GOODWILL	963,769	971,786
OTHER INTANGIBLES, net of accumulated amortization of approximately
$686,000 and $665,000 in 2015 and 2014, respectively	35,470	58,026
OTHER assets	327,993	329,979
TOTAL ASSETS	$63,569,966	$62,873,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$1,679,012	$1,255,218
Accrued expenses and other liabilities	6,661,964	5,394,514
Current maturities of long-term debt	202,500	3,702,500
Total current liabilities	8,543,476	10,352,232

DEFERRED INCOME TAXES	1,408,192	1,458,005

LONG-TERM DEBT, net of current maturities	1,631,813	1,940,625

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares authorized;
none issued or outstanding; attributes to be determined on issuance	-	-
Common stock, $0.0024 par value; 25,000,000 shares authorized;
11,275,641 and 11,239,157 shares issued at 2015 and 2014, respectively;
10,282,018 and 10,245,534 shares outstanding at 2015 and 2014, respectively	27,062	26,984
Paid-in capital	6,090,984	6,013,325
Retained earnings	49,617,132	46,664,829
Treasury stock at cost (993,623 shares at 2015 and 2014)	(2,894,068)	(2,894,068)
Accumulated other comprehensive income	(854,625)	(688,058)
Total stockholders’ equity	51,986,485	49,123,012
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$63,569,966	$62,873,874

Tandy Leather Factory, Inc.
Consolidated Statements of Income
(Unaudited)
For the Three and Six Months Ended June 30, 2015 and 2014

	THREE MONTHS		SIX MONTHS
	2015	2014	2015	2014
NET SALES	$19,773,528	$19,703,607	$40,562,292	$39,542,073

COST OF SALES	6,959,147	6,924,001	15,164,983	14,046,744

Gross profit	12,814,381	12,779,606	25,397,309	25,495,329

OPERATING EXPENSES	10,480,539	10,123,329	20,674,586	19,872,389

INCOME FROM OPERATIONS	2,333,842	2,656,277	4,722,723	5,622,940

OTHER INCOME (EXPENSE):
Interest expense	(34,762)	(44,855)	(78,925)	(90,683)
Other, net	9,877	5,334	29,750	6,678
Total other income (expense)	(24,885)	(39,521)	(49,175)	(84,005)

INCOME BEFORE INCOME TAXES	2,308,957	2,616,756	4,673,548	5,538,935

PROVISION FOR INCOME TAXES	801,061	851,271	1,721,245	1,919,038

NET INCOME	$1,507,896	$1,765,485	$2,952,303	$3,619,897

NET INCOME PER COMMON SHARE:
Basic	$0.15	$0.17	$0.29	$0.35
Diluted	$0.15	$0.17	$0.29	$0.35

Weighted Average Number of Shares Outstanding:
Basic	10,212,933	10,198,733	10,212,137	10,198,733
Diluted	10,241,164	10,239,823	10,241,130	10,239,447

Tandy Leather Factory, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
For the Six Months Ended June 30, 2015 and 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,952,303	$3,619,897
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	809,456	715,920
(Gain) loss on disposal or abandonment of assets	25,204	(1,409)
Non-cash stock-based compensation	77,737	29,065
Deferred income taxes	8,735	(143,413)
Foreign currency translation	(121,909)	84,854
Net changes in assets and liabilities:
Accounts receivable-trade, net	(133,840)	(33,701)
Inventory	65,241	(9,700,760)
Prepaid expenses	1,261	331,773
Other current assets	36,703	128,361
Accounts payable-trade	423,794	171,275
Accrued expenses and other liabilities	1,267,450	888,235
Income taxes payable	(286,987)	(740,505)
Total adjustments	2,172,845	(8,270,305)
Net cash provided by (used in) operating activities	5,125,148	(4,650,408)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,088,231)	(949,082)
Proceeds from sale of assets	741	18,736
Decrease (increase) in other assets	1,986	4,984
Net cash used in investing activities	(1,085,504)	(925,362)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in revolving credit loans	-	2,250,000
Payments on notes payable and long-term debt	(3,808,812)	(354,375)
Net cash provided by (used in) financing activities	(3,808,812)	1,895,625

NET CHANGE IN CASH	230,832	(3,680,145)

CASH, beginning of period	10,636,530	11,082,679

CASH, end of period	$10,867,362	$7,402,534

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$78,925	$90,683
Income tax paid during the period, net of (refunds)	$2,003,680	$2,567,257

NON-CASH INVESTING ACTIVITIES:
Accrued dividend	-	$2,549,684